Exhibit 99.1

SpartanNash Announces Third Quarter Fiscal 2018 Financial Results

Net Sales Increase Driven by Continued Strong Growth in Food Distribution Segment of 4.6%

Reported Third Quarter EPS from Continuing Operations of $0.49 per Diluted Share; Adjusted Third Quarter EPS from Continuing Operations of $0.50 per Diluted Share

GRAND RAPIDS, MICHIGAN – November 7, 2018 – SpartanNash Company (the “Company”) (Nasdaq: SPTN) today reported financial results for the 12-week third quarter and 40-week period ended October 6, 2018.

“We continued to make good progress on our strategic business objectives during the third quarter with particular strength in our food distribution segment sales where we benefited from retention in our core customer base and expanded business with key customers,” said David Staples, President and Chief Executive Officer. “We continue to work diligently to address the industry challenges that face the company and are pleased to have generated new business wins across our food distribution and military segments that are expected to commence in the mid to late fourth quarter, with the majority of the benefits to be realized in 2019. In addition to these top line wins, I am excited to announce that we have partnered with a third party advisory firm to begin a company-wide initiative designed to transform our culture, empowering associates at all levels to drive substantial ongoing, sustainable improvements to our business processes and results. This initiative is intended to position the Company to take full advantage of the opportunities we expect to see over the next one to two years.”

Strategic Business Objectives

In line with SpartanNash’s long-term strategic objective to evolve into a growth company that is focused on developing a national, highly efficient distribution platform that services a diverse customer base, the Company has executed on key strategies in the current quarter. These strategies align the Company’s highly complementary business units of food distribution, military distribution and retail.

The Company has continued to work to improve the core distribution network and has identified opportunities to further enhance its supply chain capabilities, including steps to better serve both the east and west coasts. Additionally, the Company is implementing plans to increase supply chain efficiency and mitigate cost pressures, including the development of additional outbound freight capabilities to offset rising freight costs. In the military segment, the Company is leveraging its distribution capabilities to fuel future growth.  Late in the third quarter, the military business was awarded a significant new sales opportunity from an existing customer, which it expects to partially offset headwinds in future quarters from core DeCA sales declines. Within the food processing operations, the Company has seen year-over-year progress related to its efforts to improve efficiency. In addition, this business is beginning to see interest from new types of customers and its fresh offerings are expanding. The Company expects further progress in its results as it becomes more experienced at seamlessly on-boarding these new business opportunities and is able to continue to assemble an experienced workforce. In the retail segment, the Company remains committed to investments to support its brand repositioning initiative.  The Company executed three store remodels in the third quarter and two remodels early in the fourth quarter. These investments are expected to help create a sequential improvement in fourth quarter fiscal 2018 comparable store sales, as well as to help improve customer satisfaction.

In December 2018, SpartanNash plans to commence a company-wide initiative to energize our culture around empowering associates to drive substantial and sustainable revenue and profit improvements.  This initiative is expected to engage all associates, from those working in its retail stores and distribution centers to those in its corporate offices. Teams will work together to position SpartanNash to better and more efficiently serve a diverse customer and consumer base across its food distribution, military and retail business segments.

The Company also continues to pursue growth in adjacent categories and markets supported by its strong distribution network.  In the third quarter, food processing operations began engaging with potential customers on new and innovative opportunities in value-add prepared product categories. Furthermore, the Company plans to pilot a test program to deliver fresh product to smaller format stores in the fourth quarter of 2018. As it moves forward, the Company will continue to leverage its core to expand its product, sales channel and distribution reach and will look for opportunities to expand its segments into highly efficient adjacent markets or to fill in existing markets.

Consolidated Financial Results

Consolidated net sales for the third quarter increased $18.3 million, or 1.0%, to $1.89 billion from $1.87 billion in the prior year quarter(1). The increase in net sales was driven by continued sales growth in the food distribution segment of 4.6%, partially offset by lower sales in the military and retail segments of 1.1% and 3.7%, respectively.

Gross profit for the third quarter of fiscal 2018 was $256.1 million, or 13.6% of net sales, compared to $261.7 million, or 14.0% of net sales, in the prior year quarter. As a percent of net sales, the change in gross margin was primarily due to lower gross margin within the retail and food distribution segments as described further below within the Segment Financial Results, and a greater mix of food distribution and military sales as a percentage of total sales.

Reported operating expenses for the third quarter were $229.3 million, or 12.2% of net sales, compared to $455.6 million, or 24.4% of net sales, in the prior year’s third quarter. The decrease in expenses as a rate of sales compared to the prior year quarter was primarily attributable to cycling a non-cash goodwill impairment charge and lower asset impairment and restructuring charges. Third quarter operating expenses would have been $228.3 million, or 12.1% of net sales, compared to $228.3 million, or 12.2% of net sales, in the prior year quarter, if the aforementioned adjustments related to the impairments were excluded.

The Company reported operating earnings of $26.8 million compared to an operating loss $193.9 million in the prior year quarter. The increase was primarily attributable to cycling the impairment charges and lower restructuring costs discussed previously. Non-GAAP adjusted operating earnings(2) were $27.8 million compared to $35.2 million in the prior year quarter, due to lower gross profit margins within the retail and food distribution segments, as well as ongoing labor and transportation challenges in the distribution segments, partially offset by lower administrative costs. Please see the financial tables at the end of this press release for a reconciliation of each non-GAAP financial measure to the most directly comparable measure, prepared and presented in accordance with GAAP.

Adjusted EBITDA(3) was $48.3 million compared to $55.9 million in the prior year quarter due to the factors related to margin and operating expenses, as mentioned above.

The Company reported third quarter earnings from continuing operations of $17.5 million, or $0.49 per diluted share, compared to a loss from continuing operations of $123.5 million, or $3.31 per diluted share, in the prior year quarter. The increase reflects the factors noted above related to the change in reported operating earnings in addition to lower income tax rates resulting from tax reform and associated tax planning, as well as the benefit from a favorable resolution of an uncertain tax liability.  This increase was partially offset by higher interest expense associated with the Company’s borrowings due to rising interest rates, as well as a higher average debt balance during the quarter. Adjusted earnings from continuing operations(4) for the third quarter were $17.9 million, or $0.50 per diluted share, compared to $20.1 million, or $0.54 per diluted share, in the prior year quarter. The decrease reflects the factors above related to the change in adjusted operating earnings, as well as an approximately $0.02 per diluted share estimated impact associated with the effects of Hurricane Florence within the food distribution and military segments.  Adjusted earnings from continuing operations exclude net after-tax charges of $3.85 per diluted share in the prior year quarter primarily related to the non-cash goodwill and asset impairment charges mentioned previously, start-up costs associated with the Company’s Fresh Kitchen operation, and acquisition and integration activities.

Segment Financial Results

Food Distribution Segment

Net sales for the food distribution segment increased $41.0 million, or 4.6%, to $940.2 million from $899.2 million in the prior year quarter, primarily due to sales growth from existing and new customer programs.

Reported operating earnings for the food distribution segment were $19.8 million compared to $20.3 million in the prior year quarter. The decrease in reported operating earnings was primarily attributable to lower gross margin and higher transportation costs associated with the continued roll-out of a significant new customer program, the effects of Hurricane Florence, and lower procurement gains, partially offset by lower administrative costs and an improvement in earnings from its food processing operations of $0.9 million. Third quarter adjusted operating earnings(5) were $20.4 million compared to $23.7 million in the prior year quarter. In addition to the above noted items, adjusted operating earnings were impacted by lower contribution from food processing operations. Third quarter adjusted operating earnings in the current year exclude $0.6 million of expenses primarily related to merger/acquisition and integration efforts. Adjusted operating earnings in the prior year quarter exclude $3.4 million of pre-tax charges primarily related to Fresh Kitchen start-up costs and integration expenses.

Military Segment

Net sales for the military segment decreased $5.4 million, or 1.1%, to $500.2 million from $505.6 million in the prior year quarter. The decrease was primarily due to lower comparable sales at Defense Commissary Agency (“DeCA”) operated locations, partially offset by incremental volume from the private brand program and the commissary business in the Southwest obtained during last year’s third quarter.

Reported operating earnings for the military segment increased to $1.5 million from $1.1 million in the prior year quarter. The increase was primarily attributable to a decrease in merger, integration and acquisition expenses, partially offset by higher transportation and warehousing costs as well as margin rates which were negatively affected by Hurricane Florence. Third quarter adjusted operating earnings(5) were $1.6 million compared to $3.1 million in the prior year quarter. Adjusted operating earnings in the prior year quarter exclude $1.5 million of pre-tax integration expenses and $0.5 million of asset impairment charges.

Retail Segment

Net sales for the retail segment were $446.3 million in the third quarter compared to $463.6 million in the prior year quarter. The decrease in net sales was primarily attributable to lower sales resulting from the closure and sale of retail stores of $15.1 million, as well as a 1.9 percent decrease in comparable store sales, which exclude fuel. These decreases were partially offset by higher fuel sales compared to the prior year quarter.

The Company reported operating earnings for the retail segment of $5.5 million compared to an operating loss of $215.3 million in the prior year quarter. The increase in reported operating earnings was primarily attributable to cycling a non-cash goodwill impairment charge, lower non-cash asset impairment and restructuring costs, and the closure of underperforming stores. Partially offsetting these items were lower comparable store sales and gross margin impacts, primarily related to higher fees paid to pharmacy benefit managers. Adjusted operating earnings(5) were $5.9 million compared to $8.4 million in the prior year quarter due to the factors mentioned previously. Third quarter adjusted operating earnings(5) in the current year exclude $0.4 million of pre-tax charges primarily related to restructuring activities. Adjusted operating earnings exclude $223.8 million of pre-tax charges associated with goodwill and asset impairment in the prior year’s third quarter. The Company ended the quarter with 139 corporate owned retail stores, compared to 147 stores for the prior year quarter.

Balance Sheet and Cash Flow

Cash flow provided by operating activities for the fiscal 2018 year-to-date period ended October 6, 2018 was $142.5 million, compared to $71.6 million in operating activities in the prior year. The change was primarily due to the timing of working capital requirements, particularly improvements in inventory and accounts receivable, compared to the prior year.

In the year-to-date period ended October 6, 2018, the Company returned $39.5 million to shareholders, including $19.5 million in cash dividends and $20.0 million in share repurchases of its common stock. As of October 6, 2018, the Company had $45.0 million available for future repurchases.

Outlook

Mr. Staples continued, “We continue to expect strong food distribution sales growth in the fourth quarter and into 2019. We are pleased with the new business development in our food processing and military operations which we expect to continue to improve our operational performance. However, the improvement in our food processing operations is now expected to be slower than previously anticipated. Within our food and military distribution businesses, heightened transportation and labor costs represent ongoing headwinds as we respond to the pressures facing the industry and continue to experience significant growth in certain regions being disproportionately impacted by these matters. We remain focused on increasing the penetration of our private brand offerings in both our Michigan market and at DeCA. The successful execution of our strategies will include improving our supply chain capabilities, from identifying and capitalizing on freight efficiencies, to managing through tight labor markets in certain geographies, while increasing the acceptance of our private brand products. As we execute the strategies within each of our business segments, we look forward to engaging our associates in our company-wide sales enhancement and cost efficiency initiative, which will commence in the fourth quarter. We remain confident in our ability to execute upon these strategic initiatives and that they will position us to succeed against the current and future demands of our industry as we move through fiscal 2019.”

The Company is updating its guidance for the remainder of fiscal 2018 primarily due to the headwinds previously noted. From a sales perspective, food distribution is expected to continue to grow its top line during the fourth quarter with military sales showing slightly negative comparisons to the prior year, as the Company has now cycled the new business obtained in the prior year’s third quarter. The Company does not expect that the new business within the military segment will completely offset the negative DeCA comparable store sales trend. The Company also expects a sequential improvement in the retail segment comparable sales trend, benefiting from current year store remodels and the Company’s brand repositioning, although it now expects to end the quarter negative in its same store sales comparisons.

For fiscal 2018, the Company anticipates adjusted earnings per share from continuing operations(6) of approximately $1.89 to $1.97, excluding merger/acquisition and integration expenses, restructuring charges and other adjusted items of $8.0 million to $8.5 million after tax. The Company anticipates that reported earnings from continuing operations will be in the range of approximately $1.66 to $1.75 per diluted share, compared to a loss from continuing operations of $1.41 per diluted share in the prior year. The adjusted guidance reflects an effective tax rate of 22.0% to 23.0% for fiscal 2018 and the reported guidance reflects an effective tax rate of 21.0% to 22.0%.

The Company continues to expect capital expenditures for fiscal year 2018 to be in the range of $67.0 million to $71.0 million, with depreciation and amortization of approximately $82.0 million to $83.5 million, and total interest expense of approximately $29.0 million to $29.5 million.

Conference Call

A telephone conference call to discuss the Company’s third quarter of fiscal 2018 financial results is scheduled for Thursday, November 8, 2018 at 8:00 a.m. ET. A live webcast of this conference call will be available on the Company’s website, www.spartannash.com/webcasts. Simply click on “For Investors” and follow the links to the live webcast. The webcast will remain available for replay on the Company’s website for approximately ten days.

About SpartanNash

SpartanNash (Nasdaq: SPTN) is a Fortune 400 company whose core businesses include distributing grocery products to a diverse group of independent and chain retailers, its corporate-owned retail stores and U.S. military commissaries and exchanges; as well as premier fresh produce distribution and fresh food processing. SpartanNash serves customer locations in all 50 states and the District of Columbia, Europe, Cuba, Puerto Rico, Bahrain, Djibouti and Egypt. SpartanNash currently operates 139 supermarkets, primarily under the banners of Family Fare Supermarkets, D&W Fresh Market, VG’s Grocery, Dan's Supermarket and Family Fresh Market. Through its MDV military division, SpartanNash is a leading distributor of grocery products to U.S. military commissaries.

Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. These include statements preceded by, followed by or that otherwise include the words “outlook,” “believe,” “anticipates,” “continue,” “expects,” “guidance,” “trend,” “on track,” “encouraged” or “plan” or similar expressions. The statements in the “Outlook” section of this press release are inherently forward looking. Forward-looking statements relating to expectations about future results or events are based upon information available to SpartanNash as of today's date, and are not guarantees of the future performance of the Company, and actual results may vary materially from the results and expectations discussed. Additional risks and uncertainties include, but are not limited to, the Company's ability to compete in the highly competitive grocery distribution, retail grocery, and military distribution industries. Additional information concerning these and other risks is contained in SpartanNash’s most recently filed Annual Report on Form 10-K, recent Current Reports on Form 8-K and other SEC filings. All subsequent written and oral forward-looking statements concerning SpartanNash, or other matters and attributable to SpartanNash or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. SpartanNash does not undertake any obligation to publicly update any of these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

(1) Net sales reflect the adoption of the new revenue recognition standard on the first day of the first quarter, December 31, 2017. Under the new accounting standard, certain contracts in the food distribution segment are reported on a net basis compared to previously being reported on a gross basis. As the new accounting standard was adopted on a full retrospective basis, the aforementioned amounts refer to the prior period’s results as if the new revenue recognition standard was in effect in both periods. The decreases to net sales and cost of sales were $38.2 million and $125.6 million, respectively, for the 12 and 40 weeks ended October 7, 2017.

(2) A reconciliation of operating earnings to adjusted operating earnings, a non-GAAP financial measure, is provided below.

(3) A reconciliation of net earnings to Adjusted EBITDA, a non-GAAP financial measure, is provided below.

(4) A reconciliation of earnings from continuing operations to adjusted earnings from continuing operations, a non-GAAP financial measure, is provided below.

(5) A reconciliation of operating earnings to adjusted operating earnings by segment, a non-GAAP financial measure, is provided below.

(6) A reconciliation of projected earnings per share from continuing operations to adjusted earnings per share from continuing operations, a non-GAAP financial measure, is provided below.

Investor Contacts:	Mark Shamber	Chief Financial Officer and Executive Vice President	(616) 878-8023
	Katie Turner	Partner, ICR	(646) 277-1228

Media Contact:	Meredith Gremel	Vice President Corporate Affairs and Communications	(616) 878-2830

– More –

SPARTANNASH COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	12 Weeks Ended			40 Weeks Ended
	October 6,	October 7,		October 6,	October 7,
(In thousands, except per share amounts)	2018	2017		2018	2017
Net sales	$1,886,730	$1,868,398		$6,167,756	$6,078,299
Cost of sales	1,630,588	1,606,706		5,302,740	5,188,205
Gross profit	256,142	261,692		865,016	890,094

Operating expenses
Selling, general and administrative	228,583	228,545		773,844	782,856
Merger/acquisition and integration	521	2,392		3,531	7,031
Goodwill impairment	—	189,027		—	189,027
Restructuring charges and asset impairment	232	35,626		5,269	36,633
Total operating expenses	229,336	455,590		782,644	1,015,547

Operating earnings (loss)	26,806	(193,898)		82,372	(125,453)

Other expenses and (income)
Interest expense	7,082	6,130		22,828	19,128
Other, net	(195)	(131)		(655)	(445)
Total other expenses, net	6,887	5,999		22,173	18,683

Earnings (loss) before income taxes and discontinued operations	19,919	(199,897)		60,199	(144,136)
Income tax expense (benefit)	2,374	(76,445)		12,381	(56,809)
Earnings (loss) from continuing operations	17,545	(123,452)		47,818	(87,327)

Loss from discontinued operations, net of taxes	(80)	(54)		(238)	(125)
Net earnings (loss)	$17,465	$(123,506)		$47,580	$(87,452)

Basic earnings (loss) per share:
Earnings (loss) from continuing operations	$0.49	$(3.31)		$1.33	$(2.32)
Loss from discontinued operations	—	(0.01)	*	(0.01)	(0.01)	*
Net earnings (loss)	$0.49	$(3.32)		$1.32	$(2.33)

Diluted earnings (loss) per share:
Earnings (loss) from continuing operations	$0.49	$(3.31)		$1.33	$(2.32)
Loss from discontinued operations	—	(0.01)	*	(0.01)	(0.01)	*
Net earnings (loss)	$0.49	$(3.32)		$1.32	$(2.33)

Weighted average shares outstanding:
Basic	35,934	37,254		36,033	37,596
Diluted	35,946	37,254		36,045	37,596

* Includes rounding

SPARTANNASH COMPANY AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	October 6,	December 30,
(In thousands)	2018	2017
Assets
Current assets
Cash and cash equivalents	$20,673	$15,667
Accounts and notes receivable, net	363,951	344,057
Inventories, net	592,152	597,162
Prepaid expenses and other current assets	43,333	47,400
Property and equipment held for sale	8,654	—
Total current assets	1,028,763	1,004,286

Property and equipment, net	577,285	600,240
Goodwill	178,648	178,648
Intangible assets, net	130,227	134,430
Other assets, net	139,118	138,193

Total assets	$2,054,041	$2,055,797

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$411,399	$376,977
Accrued payroll and benefits	60,086	65,156
Other accrued expenses	38,498	43,252
Current maturities of long-term debt and capital lease obligations	8,135	9,196
Total current liabilities	518,118	494,581

Long-term liabilities
Deferred income taxes	51,634	42,050
Postretirement benefits	16,337	15,687
Other long-term liabilities	36,693	40,774
Long-term debt and capital lease obligations	694,889	740,755
Total long-term liabilities	799,553	839,266

Commitments and contingencies

Shareholders’ equity
Common stock, voting, no par value; 100,000 shares authorized; 35,938 and 37,536 shares outstanding	483,175	497,093
Preferred stock, no par value, 10,000 shares authorized; no shares outstanding	—	—
Accumulated other comprehensive loss	(14,926)	(15,136)
Retained earnings	268,121	239,993
Total shareholders’ equity	736,370	721,950

Total liabilities and shareholders’ equity	$2,054,041	$2,055,797

SPARTANNASH COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	40 Weeks Ended
(In thousands)	October 6, 2018	October 7, 2017
Cash flow activities
Net cash provided by operating activities	$142,546	$71,563
Net cash used in investing activities	(45,533)	(277,156)
Net cash (used in) provided by financing activities	(91,773)	194,444
Net cash (used in) provided by discontinued operations	(234)	(48)
Net increase (decrease) in cash and cash equivalents	5,006	(11,197)
Cash and cash equivalents at beginning of the period	15,667	24,351
Cash and cash equivalents at end of the period	$20,673	$13,154

SPARTANNASH COMPANY AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL DATA

Table 1: Sales and Operating Earnings (Loss) by Segment

(Unaudited)

	12 Weeks Ended				40 Weeks Ended
(In thousands)	October 6, 2018		October 7, 2017		October 6, 2018		October 7, 2017
Food Distribution Segment:
Net sales	$940,183	49.8%	$899,151	48.1%	$3,037,096	49.3%	$2,916,425	47.9%
Operating earnings	19,815		20,322		63,060		68,769
Military Segment:
Net sales	500,222	26.5%	505,631	27.1%	1,653,496	26.8%	1,620,021	26.7%
Operating earnings	1,508		1,111		6,120		4,492
Retail Segment:
Net sales	446,325	23.7%	463,616	24.8%	1,477,164	23.9%	1,541,853	25.4%
Operating earnings (loss)	5,483		(215,331)		13,192		(198,714)
Total:
Net sales	$1,886,730	100.0%	$1,868,398	100.0%	$6,167,756	100.0%	$6,078,299	100.0%
Operating earnings (loss)	26,806		(193,898)		82,372		(125,453)

Non-GAAP Financial Measures

In addition to reporting financial results in accordance with GAAP, the Company also provides information regarding Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“adjusted EBITDA”), adjusted operating earnings, adjusted earnings from continuing operations, and total net long-term debt. These are non-GAAP financial measures, as defined below, and are used by management to allocate resources, assess performance against its peers and evaluate overall performance. The Company believes these measures provide useful information for both management and its investors. The Company believes these non-GAAP measures are useful to investors because they provide additional understanding of the trends and special circumstances that affect its business. These measures provide useful supplemental information that helps investors to establish a basis for expected performance and the ability to evaluate actual results against that expectation. The measures, when considered in connection with GAAP results, can be used to assess the overall performance of the Company as well as assess the Company’s performance against its peers.  These measures are also used as a basis for certain compensation programs sponsored by the Company. In addition, securities analysts, fund managers and other shareholders and stakeholders that communicate with the Company request its financial results in these adjusted formats.

Current year adjusted operating earnings, adjusted earnings from continuing operations, and adjusted EBITDA exclude start-up costs associated with the new Fresh Kitchen operation through the start-up period, which concluded during the first quarter. The Fresh Kitchen is a newly constructed facility that provides the Company with the ability to process, cook, and package fresh protein-based foods and complete meal solutions. Given the Fresh Kitchen represents a new line of business for the Company, the start-up activities associated with testing, training, and preparing the Fresh Kitchen for production, as well as incorporating the related operations into the business, are considered “non-operational” or “non-core” in nature. The retirement stock compensation award represents incremental compensation expense in connection with an executive retirement that is also considered “non-operational” or “non-core” in nature.

Table 2: Reconciliation of Net Earnings (Loss) to Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization

(Adjusted EBITDA)

(A Non-GAAP Financial Measure)

(Unaudited)

	12 Weeks Ended		40 Weeks Ended
(In thousands)	October 6, 2018	October 7, 2017	October 6, 2018	October 7, 2017
Net earnings (loss)	$17,465	$(123,506)	$47,580	$(87,452)
Loss from discontinued operations, net of tax	80	54	238	125
Income tax expense	2,374	(76,445)	12,381	(56,809)
Other expenses, net	6,887	5,999	22,173	18,683
Operating earnings (loss)	26,806	(193,898)	82,372	(125,453)
Adjustments:
LIFO expense	654	192	2,349	2,474
Depreciation and amortization	19,247	19,455	63,272	63,553
Merger/acquisition and integration	521	2,392	3,531	7,031
Restructuring charges and goodwill/asset impairment	232	224,653	5,269	225,660
Fresh Kitchen start-up costs (1)	—	2,086	1,366	6,688
Stock-based compensation	773	1,102	7,040	8,593
Other non-cash charges (gains)	71	(139)	(33)	(661)
Adjusted EBITDA	$48,304	$55,843	$165,166	$187,885
Reconciliation of operating earnings (loss) to adjusted EBITDA by segment:
Food Distribution:
Operating earnings	$19,815	$20,322	$63,060	$68,769
Adjustments:
LIFO expense	245	98	929	1,361
Depreciation and amortization	7,540	6,862	24,179	22,291
Merger/acquisition and integration	479	939	3,419	5,254
Restructuring (gains) charges and asset impairment	(68)	379	1,292	1,280
Fresh Kitchen start-up costs (1)	—	2,086	1,366	6,688
Stock-based compensation	351	488	3,318	3,999
Other non-cash charges (gains)	160	(57)	581	(11)
Adjusted EBITDA	$28,522	$31,117	$98,144	$109,631
Military:
Operating earnings	$1,508	$1,111	$6,120	$4,492
Adjustments:
LIFO expense (benefit)	146	(63)	544	329
Depreciation and amortization	2,816	2,786	9,257	8,832
Merger/acquisition and integration	—	1,453	4	1,453
Restructuring charges (gains)	29	500	(801)	500
Stock-based compensation	155	186	1,181	1,313
Other non-cash (gains) charges	(43)	1	(192)	(15)
Adjusted EBITDA	$4,611	$5,974	$16,113	$16,904
Retail:
Operating earnings (loss)	$5,483	$(215,331)	$13,192	$(198,714)
Adjustments:
LIFO expense	263	157	876	784
Depreciation and amortization	8,891	9,807	29,836	32,430
Merger/acquisition and integration	42	—	108	324
Restructuring charges and goodwill/asset impairment	271	223,774	4,778	223,880
Stock-based compensation	267	428	2,541	3,281
Other non-cash gains	(46)	(83)	(422)	(635)
Adjusted EBITDA	$15,171	$18,752	$50,909	$61,350

(1)  Fresh Kitchen operations were no longer treated as start-up midway through the first quarter of fiscal 2018.

Notes: Adjusted EBITDA is a non-GAAP operating financial measure that the Company defines as net earnings plus interest, discontinued operations, depreciation and amortization, and other non-cash items including deferred (stock) compensation, the LIFO provision, as well as adjustments for items that do not reflect the ongoing operating activities of the Company and costs associated with the closing of operational locations.

Adjusted EBITDA and adjusted EBITDA by segment are not measures of performance under accounting principles generally accepted in the United States of America and should not be considered as a substitute for net earnings, cash flows from operating activities and other income or cash flow statement data. The Company’s definitions of adjusted EBITDA and adjusted EBITDA by segment may not be identical to similarly titled measures reported by other companies.

Table 3: Reconciliation of Operating Earnings (Loss) to Adjusted Operating Earnings

(A Non-GAAP Financial Measure)

(Unaudited)

	12 Weeks Ended		40 Weeks Ended
(In thousands)	October 6, 2018	October 7, 2017	October 6, 2018	October 7, 2017
Operating earnings (loss)	$26,806	$(193,898)	$82,372	$(125,453)
Adjustments:
Merger/acquisition and integration	521	2,392	3,531	7,031
Restructuring charges and goodwill/asset impairment	232	224,653	5,269	225,660
Fresh Kitchen start-up costs (1)	—	2,086	1,366	6,688
Stock compensation associated with executive retirement	—	—	—	1,172
Expenses associated with tax planning strategies	225	—	225	—
Severance associated with cost reduction initiatives	50	4	668	27
Adjusted operating earnings	$27,834	$35,237	$93,431	$115,125
Reconciliation of operating earnings (loss) to adjusted operating earnings by segment:
Food Distribution:
Operating earnings	$19,815	$20,322	$63,060	$68,769
Adjustments:
Merger/acquisition and integration	479	939	3,419	5,254
Restructuring (gains) charges and asset impairment	(68)	379	1,292	1,280
Fresh Kitchen start-up costs (1)	—	2,086	1,366	6,688
Stock compensation associated with executive retirement	—	—	—	591
Expenses associated with tax planning strategies	116		116
Severance associated with cost reduction initiatives	66	4	517	25
Adjusted operating earnings	$20,408	$23,730	$69,770	$82,607
Military:
Operating earnings	$1,508	$1,111	$6,120	$4,492
Adjustments:
Merger/acquisition and integration	—	1,453	4	1,453
Restructuring charges (gains)	29	500	(801)	500
Stock compensation associated with executive retirement	—	—	—	147
Expenses associated with tax planning strategies	28		28
Severance associated with cost reduction initiatives	(1)	—	69	1
Adjusted operating earnings	$1,564	$3,064	$5,420	$6,593
Retail:
Operating earnings (loss)	$5,483	$(215,331)	$13,192	$(198,714)
Adjustments:
Merger/acquisition and integration	42	—	108	324
Restructuring charges and goodwill/asset impairment	271	223,774	4,778	223,880
Stock compensation associated with executive retirement	—	—	—	434
Expenses associated with tax planning strategies	81		81
Severance associated with cost reduction initiatives	(15)	—	82	1
Adjusted operating earnings	$5,862	$8,443	$18,241	$25,925

(1)  Fresh Kitchen operations were no longer treated as start-up midway through the first quarter of fiscal 2018.

Notes: Adjusted operating earnings is a non-GAAP operating financial measure that the Company defines as operating earnings plus or minus adjustments for items that do not reflect the ongoing operating activities of the Company and costs associated with the closing of operational locations.

Adjusted operating earnings is not a measure of performance under accounting principles generally accepted in the United States of America and should not be considered as a substitute for operating earnings, cash flows from operating activities and other income or cash flow statement data. The Company’s definition of adjusted operating earnings may not be identical to similarly titled measures reported by other companies.

Table 4: Reconciliation of Earnings (Loss) from Continuing Operations to

Adjusted Earnings from Continuing Operations

(A Non-GAAP Financial Measure)

(Unaudited)

	12 Weeks Ended
	October 6, 2018		October 7, 2017
		per diluted		per diluted
(In thousands, except per share amounts)	Earnings	share	Earnings	share
Earnings (loss) from continuing operations	$17,545	$0.49	$(123,452)	$(3.31)
Adjustments:
Merger/acquisition and integration	521		2,392
Restructuring charges and goodwill/asset impairment	232		224,653
Fresh Kitchen start-up costs	—		2,086
Expenses associated with tax planning strategies	225		—
Severance associated with cost reduction initiatives	50		4
Total adjustments	1,028		229,135
Income tax effect on adjustments (1)	(176)		(85,546)
Impact of Tax Cuts and Jobs Act (2)	(494)		—
Total adjustments, net of taxes	358	0.01	143,589	3.85
Adjusted earnings from continuing operations	$17,903	$0.50	$20,137	$0.54

	40 Weeks Ended
	October 6, 2018		October 7, 2017
		per diluted		per diluted
(In thousands, except per share amounts)	Earnings	share	Earnings	share
Earnings (loss) from continuing operations	$47,818	$1.33	$(87,327)	$(2.32)
Adjustments:
Merger/acquisition and integration	3,531		7,031
Restructuring charges and goodwill/asset impairment	5,269		225,660
Fresh Kitchen start-up costs	1,366		6,688
Expenses associated with tax planning strategies	225		—
Severance associated with cost reduction initiatives	668		27
Stock compensation associated with executive retirement	—		1,172
Total adjustments	11,059		240,578
Income tax effect on adjustments (1)	(2,564)		(89,840)
Impact of Tax Cuts and Jobs Act (2)	(494)		—
Total adjustments, net of taxes	8,001	0.22	150,738	4.01
Adjusted earnings from continuing operations	$55,819	$1.55	$63,411	$1.69

   (1) The income tax effect on adjustments is computed by applying the applicable tax rate to the adjustments.

   (2) Includes a $1.1 million tax benefit attributable to tax planning strategies related to the Tax Cuts and Jobs Act.

Notes: Adjusted earnings from continuing operations is a non-GAAP operating financial measure that the Company defines as earnings from continuing operations plus or minus adjustments for items that do not reflect the ongoing operating activities of the Company and costs associated with the closing of operational locations.

Adjusted earnings from continuing operations is not a measure of performance under accounting principles generally accepted in the United States of America, and should not be considered as a substitute for net earnings, cash flows from operating activities and other income or cash flow statement data. The Company’s definition of adjusted earnings from continuing operations may not be identical to similarly titled measures reported by other companies.

Table 5: Reconciliation of Long-Term Debt and Capital Lease Obligations to Total Net Long-Term Debt and Capital

Lease Obligations

(A Non-GAAP Financial Measure)

(Unaudited)

	October 6,	December 30,
(In thousands)	2018	2017
Current maturities of long-term debt and capital lease obligations	$8,135	$9,196
Long-term debt and capital lease obligations	694,889	740,755
Total debt	703,024	749,951
Cash and cash equivalents	(20,673)	(15,667)
Total net long-term debt	$682,351	$734,284

Notes: Total net debt is a non-GAAP financial measure that is defined as long-term debt and capital lease obligations plus current maturities of long-term debt and capital lease obligations less cash and cash equivalents. The Company believes both management and its investors find the information useful because it reflects the amount of long-term debt obligations that are not covered by available cash and temporary investments. Total net debt is not a substitute for GAAP financial measures and may differ from similarly titled measures of other companies.

Table 6: Reconciliation of Projected Earnings per Diluted Share from Continuing Operations to

Projected Adjusted Earnings per Diluted Share from Continuing Operations

(A Non-GAAP Financial Measure)

(Unaudited)

	52 Weeks Ending December 29, 2018
	Low	High
Earnings from continuing operations	$1.66	$1.75
Adjustments, net of taxes:
Merger/acquisition and integration expenses	0.09	0.08
Restructuring and asset impairment	0.11	0.11
Fresh Kitchen start-up costs	0.03	0.03
Severance associated with cost reduction initiatives	0.02	0.02
Tax planning initiatives	(0.02)	(0.02)
Adjusted earnings from continuing operations	$1.89	$1.97